COMPANY CONTACTS:
Jack Epperson, Chief Executive Officer
Recom Managed Systems, Inc.



                              For Immediate Release


           RECOM MANAGED SYSTEMS FILES CHAPTER 11 BANKRPUTCY PETITION

SACRAMENTO, CA, June 30, 2000 - Recom Managed Systems, Inc. (OTC BB: RMSI.OB) filed a petition for voluntary Chapter 11 bankruptcy in the United States Bankruptcy Court Eastern District of California, Sacramento Division on Monday, June 26.

In April of this year the company announced its intention to file a Chapter 7 petition for dissolution. Management now believes that a corporate reorganization may be a viable alternative that would better serve the interests of its investors, shareholders and creditors. Consequently, the company filed under Chapter 11 and is currently preparing a reorganization plan for consideration by the court. The current officers and directors continue to manage the affairs of the company.